Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333- 293085

PROSPECTUS SUPPLEMENT NO. 1

11,061,738 Shares of Common Stock

This Prospectus Supplement No. 1 supplements the prospectus dated February 9, 2026 (the “Prospectus”) relating to the resale from time to time of up to 11,061,738 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of iBio, Inc. (the Company”) by the Selling Stockholders identified in the Prospectus (the “Selling Stockholders”), including their pledgees, assignees, donees, transferees or their respective successors-in-interest.

The purpose of this Prospectus Supplement No. 1 is solely to update the information in the table appearing under the caption “Selling Stockholders” commencing on page 9 of the Prospectus to reflect in the Selling Stockholder table a transfer of 876,340 shares of Common Stock from Point72 Associates, LLC (“Point72”), a selling stockholder previously identified in the Prospectus, to SILV Fund Ltd, another entity which as a result of such transfer is being substituted as a selling stockholder.

	Shares of Common Stock Beneficially	Maximum Number of Shares of Common Stock	Shares of Common Stock To Be Beneficially Owned Immediately Following the Sale of the Shares of Common Stock
	Owned Prior	Being Offered	Offered for Resale
Selling Stockholders	to the Offering	for Resale	Number	Percentage
Entities affiliated with Sirenia Capital Management LP1)	11,604,590	876,340	6,077,525	9.99%

(1)	The shares reported under “Maximum Number of Shares Being Offered for Resale” consist of the 876,340 shares of Common Stock held by SILV Fund, Ltd. that were previously held by Point72. Sirenia Capital Management LP (“Sirenia”) serves as the investment manager to SILV Fund, Ltd. and, as a result, maintains voting and investment power with respect to the securities held by SILV Fund, Ltd. In addition, Sirenia manages (1) an account (the “Sirenia Managed Account”) that holds (i) August 2025 PFWs exercisable into a total of 7,140,000 shares of Common Stock and (ii) Series G Warrants exercisable into a total of 3,570,000 shares of Common and (2) a separate fund (the “Sirenia Fund”) that holds 18,250 shares of Common Stock. The Sirenia Managed Account is prohibited from exercising such August 2025 PFWs and Series G Warrants, if, as a result of such exercise, it and any person or entity with which it would aggregate beneficial ownership would beneficially own more than 9.99% of the total number of shares of Common Stock then issued and outstanding immediately after giving effect to the exercise. The forgoing number of shares issuable upon exercise of the August 2025 PFWs and Series G Warrants as well as the shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” do not give effect to such limitation on exercisability of the August 2025 PFWs or the Series G Warrants. Sirenia Capital Management GP LLC (“Sirenia GP”) is the general partner of Sirenia. Alex Silverstein is the managing member of Sirenia GP. Each of SILV Fund, Ltd., the Sirenia Managed Account, the Sirenia Fund, Sirenia GP and Mr. Silverstein disclaims beneficial ownership over such securities. The address of SILV Fund Ltd. is c/o Sirenia Capital Management LP, 1674 Meridian Avenue, Suite 320, Miami Beach, FL 33139.

All of the other portions of the Prospectus remain unchanged.

 This Prospectus Supplement No. 1 is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement No. 1 and not otherwise defined herein have the meanings specified in the Prospectus.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “IBIO.” On April 28, 2026, the last reported sale price of our Common Stock on Nasdaq was $1.63 per share.

An investment in shares of our Common Stock involves risks. See the “Risk Factors” beginning on page 5 of the Prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is April 29, 2026.